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                                                                    EXHIBIT 10.6

                           CAPITAL AND DIVIDEND PLAN
                             INVESTORSBANCORP, INC.
                                November 6, 2001


The following Capital and Dividend Plan of InvestorsBancorp, Inc. and its wholly-owned subsidiary, InvestorsBank, is designed to establish prudent guidelines to ensure both entities maintain sufficient capital levels to support the operations of the bank and holding company, as well as absorb unanticipated losses. The maintenance of adequate capital levels promotes confidence in the shareholders and customers of the organization that the company will be able to satisfy its obligations. Higher capital levels also reduce the degree of regulatory scrutiny to which the organization is exposed. Excess capital levels, however, will be avoided as under utilized capital ultimately negatively impacts shareholder value.


CAPITAL

The goal of management of InvestorsBank and InvestorsBancorp, Inc. is to maintain capital levels sufficient to meet the regulatory definition of a "well-capitalized" institution. FDIC insurance premium assessments are based largely on this definition. Should the bank's capital position fall below the "well-capitalized" standard, the bank will be required to pay significantly higher FDIC insurance premiums. Regulatory capital ratios, the TOTAL RISK-BASED CAPITAL RATIO, the TIER 1 RISK-BASED CAPITAL RATIO, and the TIER 1 LEVERAGE RATIO will be calculated for InvestorsBank and InvestorsBancorp, Inc. on a monthly basis and reported to the bank president, and will be maintained in excess of 10.0%, 6.0%, and 5.0%, respectively.

InvestorsBancorp, Inc. is considered a "source of strength" for InvestorsBank. The holding company capitalized the bank via its initial stock offering and will continue to inject capital into the bank via the issuance of subordinated debt or other available sources of funding to facilitate the maintenance of adequate capital levels in the bank during periods of financial stress or adversity. Subordinated debt will be issued in an amount not to exceed 50% of the tier 1 capital of InvestorsBancorp, Inc. on a consolidated basis. While it is recognized that the holding company is primarily dependent on earnings generated by the bank to service its outstanding debt obligations, any course of action, including the payment of dividends, which unduly impairs the capital position of InvestorsBank is prohibited.



DIVIDENDS

All dividends paid by InvestorsBank to the parent company require prior approval by the board of directors of InvestorsBank. Prior to the declaration of dividends, the board will consider current and projected profits, loan loss reserve adequacy, as well as anticipated

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                                                                    EXHIBIT 10.6

future capital needs to fund projected growth. Dividends will be paid to fund the debt service requirements of the holding company, to fund treasury stock purchases, and to fund other operating activities of the parent company. Dividends will generally be limited to 50% of the projected annual net income of the bank. In no event will dividends be paid to the parent company unless the bank will remain "well-capitalized" after the dividend is paid.

Any dividends paid by InvestorsBancorp, Inc. require the prior approval of the board of directors of InvestorsBancorp, Inc. Prior to the declaration of shareholder dividends, the board will consider current and projected profits, as well as anticipated future capital needs. The board considers funds not needed for the above purposes to be properly available for dividend at the board's discretion.